                                                                     EXHIBIT 6.3

                    AMENDED AND RESTATED PURCHASE AGREEMENT


     This Amended and Restated Purchase Agreement ("Agreement") is entered into as of May 5, 1999 by and between Intercapital Global Fund, Ltd., a corporation organized under the laws of Antigua and Barbuda ("IGF"), and Summerhill Gaming Limited, a corporation organized under the laws of the Bahamas ("SGL"), and supersedes all previous agreements.

     WHEREAS, IGF is engaged in the Internet gaming business and is in the process of establishing an Internet casino and sports book website known as www.slotsvegas.com ("Slotsvegas"); and
------------------

     WHEREAS, SGL desires to purchase a fifty (50%) percent ownership interest in Slotsvegas and the right to an equal profit and loss participation therein (such interest and right hereinafter the "Slotsvegas Participation").

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1.  Purchase of Slotsvegas Participation.  (a) IGF hereby sells and
                 ------------------------------------
transfers to SGL, and SGL hereby purchases and accepts from IGF, the Slotsvegas Participation in consideration for $500,000 in cash (the "Purchase Price") to be paid by SGL to IGF upon execution of this Agreement. Such advance payment is non-refundable under any circumstances. Upon receipt of the Purchase Price and commencement of operations at the Slotsvegas site, IGF shall maintain a separate set of books and records which will account for the assets, liabilities, profits, losses and other operations associated with the Slotsvegas site. The profit or loss, for purposes of defining the Slotsvegas Participation (the"net profits") shall mean: (i) the net gaming winnings, (ii) less expenses directly attributable to the operation of the website, licensing fees, ISP charges, credit card processing fees, advertising costs, etc..., (iii) less allocatable overhead costs attributable to the website operation, operating salaries, customer service, depreciation, maintenance, office supplies, etc..., as determined based upon the relative percentage of revenues of the Slotsvegas website over all revenues of IGF's parent company, Total Entertainment Inc.,
(iv) plus proceeds from the sale of the website to a third party, (v) plus any other revenues or expenses attributable to the website.

     (b) The assets of the Slotsvegas website shall consist of the preferred software licensing costs, hardware and software used specifically in the website and accounts receivable from IGF's credit card processor. The liabilities of the Slotsvegas website shall consist of customer accounts payable and accrued expenses relating to the operation of the website. IGF shall pay over to SGL on a monthly basis or such other interim basis as the parties may agree, one-half of the estimated net profits derived from the Slotsvegas site, as determined in accordance with generally accepted accounting principles in the United States. Within 90 days following the end of each fiscal year, the parties shall reconcile and adjust such interim payments to the actual net profits or losses based upon the annual audited financial statements of IGF (or its parent, Total Entertainment Inc.).

     (c) Should the operation of the Slotsvegas website cease on a permanent basis, for any reason, then the calculation of the net profits, as previously defined, shall be discontinued and neither IGF or SGL shall be required to fund any further expenses, except as required by applicable law. To the extent the net profit of the Slotsvegas website is negative (i.e a loss), then SGL is required to fund 50 % of such loss to IGF on same payment terms as discussed above.

     Section 2.  Responsibilities.  IGF shall be responsible for creating,
                 ----------------
maintaining and operating the Slotsvegas site and, in connection therewith, shall supply all necessary hardware, software, technical support and maintenance. IGF shall also be responsible for management, marketing and all other matters with respect to the Slotsvegas site. SGL shall have no management, operational or other rights or responsibilities with respect to the Slotsvegas site.

     Section 3.  Liquidity Advances.  From time to time upon request of IGF, SGL
                 ------------------
may make short-term loans to IGF for liquidity purposes (the "Liquidity Advances"). If SGL elects to make Liquidity Advances, the parties shall agree on the maturity, interest rate and other terms and conditions thereof. The Liquidity Advances shall not affect the parties' rights and responsibilities hereunder with respect to the Slotsvegas site.

     Section 4.  Representations and Warranties of IGF.  IGF  represents and
                 -------------------------------------
warrants to SGL as of the date hereof as follows:

          (a) IGF has full power and authority to execute, deliver and perform this Agreement and the agreements and instruments to be executed and delivered by it hereunder, and has taken all action and secured all consents necessary to authorize the execution, delivery and performance by it of this Agreement and the agreements and instruments to be executed and delivered by it hereunder.

          (b) This Agreement has been duly executed and delivered by IGF, and this Agreement constitutes the legal, valid and binding obligation of IGF, enforceable against it in accordance with its terms.

          (c) The execution, delivery and performance by IGF of this Agreement does not violate, conflict with, or constitute (with or without the giving of notice or passage of time or both) a default under any provisions of
(i) any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to IGF or to the Slotsvegas site, or (ii) any note, indenture, mortgage, deed of trust or other instrument or agreement to which IGF is a party or by which it is bound or subject.

          (d) IGF has obtained all approvals, authorizations, consents, licenses, franchises, orders, certificates and all other permits of, and has made all filings with, any governmental authority which is required for the ownership of Slotsvegas or the conduct of an Internet gaming business thereon.

          (e) IGF has good title to Slotsvegas and shall deliver to SGL good title to the Slotsvegas Participation free and clear of all liens, tax liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character, and has full right, power, and authority to sell, convey and transfer the Slotsvegas Participation in accordance with the terms of this Agreement.


          (f) To IGF's knowledge, as of the date hereof, no litigation, investigation or proceeding by or before any court or governmental authority or arbitrator is pending or threatened against IGF with respect to Slotsvegas or affecting any of the property or assets of Slotsvegas, and IGF is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any governmental authority in connection with the on-going operations of Slotsvegas.


          (g) Except those previously obtained, no consent, authorization, approval, permit or order of, waiver by, or notice or declaration to, or registration, qualification or filing with, any governmental authority or other person pursuant to any applicable laws or agreements, is required on the part of IGF in connection with IGF's execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

     Section 5.  Representations and Warranties of SGL.  SGL represents and
                 -------------------------------------
warrants to IGF as of the date hereof as follows:

          (a) SGL is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the power and authority to own its properties and to carry on its business as presently conducted.

          (b) SGL has the power and authority to execute, deliver and perform this Agreement, and has taken all action necessary to authorize its execution, delivery and performance of this Agreement, and the agreements and instruments to be executed and delivered by it hereunder.

          (c) This Agreement has been duly executed and delivered by SGL, and this Agreement constitutes the legal, valid and binding obligation of SGL, enforceable against it in accordance with its terms.

      Section 6.  Further Assurances.  At any time and from time to time after
                  ------------------
the date hereof, each party will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably requested by the other party to make effective the transactions contemplated by this Agreement.

      Section 7.  Expenses.  Except as otherwise provided herein, all expenses
                  --------
incurred by or on behalf of the parties hereto in connection with this Agreement shall be borne solely by the party who incurred the charge.

      Section 8.  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) on the date after delivery in the continental United States to a reputable nationally recognized overnight courier service prepaid and with instruction to deliver the next morning; or (c) three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the address set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

      Section 9.  Entire Agreement; Amendment.  This Agreement constitutes the
                  ---------------------------
entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions of the parties, whether written or oral. No amendment, supplement, or modification of this Agreement shall be binding or effective unless executed in writing and signed on behalf of each party.

      Section 10.  Governing Law.  This Agreement shall be governed by and
                   -------------
construed under the laws of the State of New York, without reference to conflicts of laws principles.

      Section 11.  Assignment.  No party may assign this Agreement or any rights
                   ----------
or obligations hereunder without first obtaining the written consent of the other party. Any attempted or purported assignment by either party in violation of this Section 11 shall be null and void.

      Section 12.  Binding Effect.  This Agreement shall be binding upon, and
                   --------------
shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person, other than the parties and their successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.

      Section 13.  Waivers.  Any term or provision of this Agreement may be
                   -------
waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     Section 14.  Partial Invalidity.  Wherever possible, each provision hereof
                  ------------------
shall be interpreted in such manner as to be effective and valid under applicable laws, but in case any one or more or the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

      Section 15.  Counterparts.  This Agreement may be executed in any number
                   ------------
of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                              INTERCAPITAL GLOBAL FUND, LTD.



                              By: /s/ Sandy J. Masselli
                                 --------------------------------------
                                    Name:  Sandy J. Masselli
                                    Title: Chief Executive Officer

                              Address for Notices:

                              1411 Peel Street, Suite 500
                              Montreal, Quebec, Canada H3A 155


                              SUMMERHILL GAMING LIMITED


                              By: /s/ Donald Dorfman
                                 --------------------------------------
                                    Name:  DONALD DORFMAN, Phd.
                                    Title: ATTNY-IN-FACT/V.P.

                              Address for Notices:

                              QUEEN STREET
                              -----------------------------------------
                              DEVONSHIRE HOUSE
                              -----------------------------------------
                              NASSAU, BAHAMAS
                              -----------------------------------------